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                                                                    EXHIBIT 12.1

                        TOWN SPORTS INTERNATIONAL, INC.

                   ALL FIGURES $'000, EXCEPT COVERAGE RATIOS

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

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
                                                                             FOR THE SEVEN MONTHS  FOR THE THREE MONTHS
                                              FOR THE YEARS ENDED MAY 31,     ENDED DECEMBER 31,     ENDED MARCH 31,
                                            -------------------------------  --------------------  --------------------
                                              1996       1997       1998       1997       1998       1998       1999
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings available for fixed charges:
  Income (loss) before income taxes.......  $   1,177  $  (1,179) $   2,278  $   1,758  $    (959) $     993  $     819
  Less: income from investments accounted
    for by the equity method..............        331        179        128        112        192       (20)         47
  Add: Cash distributions from investments
    accounted for by the equity method....        124         41        198         72        208         10         10
  Add: Fixed charges, net of capitalized
    interest..............................      3,275      5,244     11,431      6,011      9,493      3,402      4,199
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total...............................  $   4,245  $   3,927  $  13,779  $   7,729  $   8,550  $   4,425  $   4,981
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

Fixed Charges
  Interest (includes amortization of debt
    expense)..............................  $   1,012  $   2,570  $   7,130  $   3,796  $   5,551  $   2,268  $   2,168
  Interest portion of rent expense........      2,263      2,674      4,301      2,215      3,942      1,134      2,031
  Capitalized interest....................         46         28        526         65        308        276        143
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total...............................  $   3,321  $   5,272  $  11,957  $   6,076  $   9,801  $   3,678  $   4,342
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

Coverage (deficit):
  Earnings to fixed charges...............        1.3x $  (1,345)       1.2x       1.3x $  (1,251)       1.2x       1.1x
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
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